Schedule II

Transactions in Common Stock
(60-day period ended May 8, 2026)

Reporting Person	Date	Amount	Price Per Share		Buy/Sell	Execution Type
Averill Master Fund, Ltd.	4/30/2026	38,249	$26.00		Buy	New York Stock Exchange
Averill Master Fund, Ltd.	4/30/2026	29,911	$27.42	(1)	Buy	New York Stock Exchange
Averill Madison Master Fund, Ltd.	4/30/2026	6,751	$26.00		Buy	New York Stock Exchange
Averill Madison Master Fund, Ltd.	4/30/2026	5,280	$27.42	(1)	Buy	New York Stock Exchange
Averill Master Fund, Ltd.	5/1/2026	496,013	N/A		Buy	Acquisition upon conversion of Series D Preferred Stock
Averill Master Fund, Ltd.	5/1/2026	1,614,410	$18.00		Buy	Acquisition in the Initial Offering
Averill Master Fund, Ltd.	5/1/2026	700	$27.50		Buy	New York Stock Exchange
Averill Madison Master Fund, Ltd.	5/1/2026	26,105	N/A		Buy	Acquisition upon conversion of Series D Preferred Stock
Averill Madison Master Fund, Ltd.	5/1/2026	285,590	$18.00		Buy	Acquisition in the Initial Offering
Averill Madison Master Fund, Ltd.	5/1/2026	100	$27.50		Buy	New York Stock Exchange

(1)
The price reported is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $27.13 to $27.50. The Reporting Person undertakes to provide the Issuer, any security holder of the Issuer, or the staff at the Securities and Exchange Commission, upon request, the full information regarding the number of shares purchased at each separate price within the ranges set forth above.